Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

February 11, 2008

GMX Resources Inc.

One Benham Place, Suite 600

9400 North Broadway

Oklahoma City, OK 73114

Re: Consent of Independent Petroleum Engineers

To whom it may concern:

Sproule Associates Inc. hereby consents to the incorporation by reference in this registration statement relating to the issuance of additional securities on Registration Statement 333-134911 of the references to our report relating to the proved oil and gas reserves of GMX Resources Inc. for the year ended December 31, 2006, as the same will be amended as described in the Company’s Form 8-K filed with the Securities and Exchange Commission on February 11, 2008, and to the reference to our firm as experts in such registration statements with respect to such report.

Very truly yours,

SPROULE ASSOCIATES, INC.

/s/ Keith MacLeod

Keith MacLeod, P.Eng.

President